Exhibit 99.1

Contact:	Jeffrey B. Murphy, CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
RTW, Inc. Reports Fifteenth Consecutive Profitable Quarter

     MINNEAPOLIS – October 27, 2005 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage insured workers’ compensation programs and self-insured absence programs, today reported net income of $1.5 million for the third quarter ended September 30, 2005 or $0.28 per basic and $0.27 per diluted share. Net income for the nine months ended September 30, 2005 was $3.9 million, or $0.72 per basic and $0.69 per diluted share. In 2004, comparable net income for the third quarter was $1.1 million or $0.21 per basic and $0.20 per diluted share and was $3.0 million or $0.57 per basic and $0.54 per diluted share for the first nine months.
     The table below sets forth the key components of the Company’s net operating income and net income. Net operating income is a non-GAAP financial measure defined by the Company as net income excluding: (i) net realized investment gains; (ii) net favorable development in estimates for unpaid claim and claim settlement expenses from previously reported periods; and (iii) bonus expense, which is accrued only after achieving certain income thresholds. The reconciliation of non-GAAP net operating income to net income for the three and nine months ended September 30, 2005 and 2004 is as follows (in 000’s, except per share data):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2005	2004	2005	2004
Net operating income	$2,001	$1,356	$4,296	$2,628
Net realized investment gains	—	(2)	580	705
Net favorable development	500	300	1,500	1,350
Bonus expense	(220)	(200)	(525)	(450)

Income before income taxes	2,281	1,454	5,851	4,233
Income tax expense	760	361	1,960	1,267

Net income	$1,521	$1,093	$3,891	$2,966

Net income per share:
Basic	$0.28	$0.21	$0.72	$0.57

Diluted	$0.27	$0.20	$0.69	$0.54

     Jeffrey B. Murphy, President and CEO of RTW, said, “We are pleased to report our fifteenth consecutive profitable quarter, continuing our trend of increasing net operating income. We continue to demonstrate our ability to grow our service business, increasing revenue in the quarter to $1.4 million. We continue to underwrite rationally, maintaining our focus on profitability in our insurance operations. Our operating results reflect our commitment to growing shareholder value. Net operating income improved substantially, to $2.0 million in the third quarter of 2005 from $1.4 million for the same period in 2004, reflecting growth in our core operations, and improved to $4.3 million for the first nine months of 2005 from $2.7 million for the same period in 2004. We continue to manage open claims effectively, further reducing our liability for claim and claim settlement expenses during the quarter. Significant developments included the following:
•	Premiums in force decreased to $55.5 million at September 30, 2005 from $62.7 million at December 31,

2004, as we continue to decrease volume to maintain adequate premium prices during the quarter. We are experiencing increasing price competition in all our markets today, continuing a trend that began in 2004. We are not willing to write business that does not meet our underwriting requirements;
•	Gross premiums earned decreased to $15.3 million in the third quarter of 2005 from $16.7 million for the same period in the prior year and to $46.0 million for the nine months ended September 30, 2005 from $47.0 million for the same period in 2004;

•	Premiums earned decreased to $12.7 million in the third quarter of 2005 from $14.2 million for the same period in 2004 and to $38.0 million for the nine months ended September 30, 2005 from $40.0 million for the same period in the prior year. Premiums ceded under excess of loss treaties, as a percentage of gross premiums earned, increased in 2005 as rates increased for our excess of loss reinsurance coverage;

•	Service revenue from our AbsentiaSM division grew to $1.4 million in the third quarter of 2005 from $143,000 in the third quarter 2004 and to $2.9 million for the nine months ended September 30, 2005 from $283,000 for the same period in 2004. This increase reflects the growth in our service business;

•	Total revenue was $15.3 million in the third quarter of both 2005 and 2004 and increased to $45.0 million for the nine months ended September 30, 2005 from $43.8 million in the same period last year. Total revenue includes investment income of $1.3 million for the third quarter of 2005 compared to $970,000 for the same period in 2004. For the nine months ending September 30, 2005, total revenue included investment income of $3.5 million and realized investment gains totaling $580,000 compared to investment income of $2.8 million and realized investment gains of $705,000 for the same periods in 2004. We took advantage of market conditions through the first nine months of both 2005 and 2004 to realize capital gains and reposition our portfolio in anticipation of interest rate increases;

•	We again benefited from improving our claim management capabilities and closing old claims, realizing a $500,000 pre-tax decrease in claim and claim settlement expenses for the third quarter and $1.5 million for the first nine months of 2005. This compares to reductions of $300,000 and $1.4 million in the same periods of 2004, respectively. This result reflects our commitment to continue to improve outcomes for open claims from prior accident years; and

•	General and administrative expenses include bonus expense of $220,000 in the third quarter of 2005 and $525,000 for the nine months ended September 30, 2005 compared to $200,000 and $450,000 for the same periods in 2004, respectively.”
     Mr. Murphy added: “We continued to execute our plan, growing a service business that enables us to withstand variations that occur in the workers’ compensation insurance cycle. The service business enables us to rely on non-insurance revenue for growth as rates decrease and allows us to focus on writing profitable insurance business.
     We have diversified our service offerings, leveraging ID15® and the RTW Solution®, our proven competencies. We have grown our service business to over $6.2 million in annualized service revenue, expanding our customer base and extending our reach geographically in the United States, including California and Florida. We deliver workers’ compensation and disability management services to self-insured employers, state assigned risk plans, governmental entities, insurance companies, agents and other customers. We expect continued growth in service revenue as we continue to expand to areas outside our traditional Minnesota, Michigan and Colorado regions where we currently provide workers’ compensation insurance.
     As we announced on September 21, 2005, we received our Minnesota license for a second insurance subsidiary, Bloomington Compensation Insurance Company and I am pleased to report we wrote our first policy on October 1, 2005. Additionally, we announced on October 6, 2005 that we named Thomas J. Byers as Executive Vice President – Sales and Marketing. In this role, he will build the external sales and marketing structure that supports our long-term AbsentiaSM strategy. Mr. Byers started with us on October 10 and I am pleased that he has come in running.”
     RTW, Inc., based in Minneapolis, Minnesota, provides disability management services, primarily directed at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The Company has developed two proprietary systems to manage disability: (i) the ID15® system, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) the RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The Company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC offers workers’ compensation insurance to employers in Minnesota, Colorado and Michigan. BCIC offers workers’ compensation insurance to selected employers in Minnesota. In addition, through its AbsentiaSM division, RTW has expanded non-insurance products and service offerings nationally. Our customers span many industries, including manufacturing, health care, hospitality and wholesale/retail.
     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.
     Comment on Regulation G: This press release includes certain non-GAAP financial measures. We reconcile these measures to the most comparable GAAP figures in accordance with Regulation G in the narrative portion of this press release while the comparable GAAP figures are presented in the Consolidated Statements of Income included in this press release.
     We present our results in the way we believe will be most meaningful and useful, as well as most transparent, to the investing public and others who use our financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP disclosure of net income, we present the components we believe most accurately delineate the recurring and non-recurring components of our net income.
     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The following important factors, among others, have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) our ability to retain renewing policies and write new business with a B+ (Very Good, Secure) rating from A.M. Best; (ii) our ability to continue to extend our workers’ compensation and disability management services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to maintain or increase rates on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (iv) the ability of our reinsurers to honor their obligations to us; (v) our ability to accurately predict claim development; (vi) our ability to provide our ID15 and The RTW Solution proprietary products and services to customers successfully; (vii) our ability to manage both our existing claims and new claims in an effective manner; (viii) our experience with claims frequency and severity; (ix) medical inflation; (x) competition and the regulatory environment in which we operate; (xi) general economic and business conditions; (xii) our ability to obtain and retain reinsurance at a reasonable cost; (xiii) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xiv) interest rate changes; and (xv) other factors as noted in our other filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.
     Included in this press release are our Consolidated Statements of Income and Condensed Consolidated Balance Sheets.
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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended Sept. 30,		For the six months ended Sept. 30,
	2005	2004	2005	2004
REVENUES:

Gross premiums earned	$15,261	$16,676	$45,993	$47,014
Premiums ceded:
Premiums ceded excess of loss treaties	(2,609)	(2,515)	(7,971)	(7,043)

Premiums earned	12,652	14,161	38,022	39,971
Investment income	1,250	970	3,496	2,820
Net realized investment gains (losses)	—	(2)	580	705
Service revenue	1,366	143	2,901	283

Total revenues	15,268	15,272	44,999	43,779

EXPENSES:

Claim and claim settlement expenses	8,563	10,061	25,981	28,296
Policy acquisition costs	1,288	1,531	4,255	4,900
General and administrative expenses	3,136	2,226	8,912	6,350

Total expenses	12,987	13,818	39,148	39,546

Income before income taxes	2,281	1,454	5,851	4,233
Income tax expense	760	361	1,960	1,267

Net income	$1,521	$1,093	$3,891	$2,966

Net income per share:
Basic	$0.28	$0.21	$0.72	$0.57

Diluted	$0.27	$0.20	$0.69	$0.54

Weighted average shares outstanding:
Basic	5,419,000	5,266,000	5,388,000	5,210,000

Diluted	5,673,000	5,486,000	5,652,000	5,456,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS
Available-for-sale investments, at market value	$105,627	$86,954
Cash and cash equivalents	23,559	39,379
Premiums receivable	3,396	3,792
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	75,062	77,722
On paid claim and claim settlement expenses	974	1,401
Other assets	12,597	11,259

Total assets	$221,215	$220,507

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unpaid claim and claim settlement expenses	$155,103	$156,123
Unearned premiums	9,674	10,497
Accrued expenses and other liabilities	7,804	8,356

Total liabilities	172,581	174,976
Shareholders’ equity	48,634	45,531

Total liabilities and shareholders’ equity	$221,215	$220,507